EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2007 accompanying the consolidated financial statements of EasyLink Services Corporation as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006, included in the Proxy Statement, filed on July 17, 2007 of EasyLink Services International Corporation formerly named Internet Commerce Corporation (the “Company”) and incorporated by reference into a Form 8-K filed on August 21, 2007 of the Company which is incorporated by reference in this Registration Statement on Form S-3.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and the use of our name as it appears under the caption “Experts.”

Grant Thornton LLP

/s/ Grant Thornton LLP

Edison, New Jersey

September 17, 2007